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(Allegheny Power Logo) ALLEGHENY POWER     NEWS RELEASE
                                           Cynthia A. Shoop
                                           Director, Corporate Communications
                                           10435 Downsville Pike
                                           Hagerstown, MD 21740-1766
                                           Phone:  (301) 665-2718
                                           E-Mail:  cshoop@alleghenypower.com


                    FOR IMMEDIATE RELEASE

             Allegheny Energy Reaches Agreement
         With Developers of Washington Power Project

(Hagerstown, Md., December 3, 1997) -- Allegheny Energy, Inc. (NYSE: AYE), its subsidiary, West Penn Power, and the developers of the Washington Power Project have reached an agreement to buy out and terminate an arrangement to purchase power from a proposed 80-megawatt cogenerating facility near Burgettstown in Washington County, Pa., and to settle associated litigation.

Under the agreement, West Penn Power, doing business as Allegheny Power, agreed to buy out and settle the disputed obligation with the project developers for a cash amount of $48 million. The agreement is expected to save Allegheny
Power's Pennsylvania customers more than $900 million over the proposed 33-year life of the project.

The disputed obligation involved Pennsylvania Public Utility Commission (PUC) orders concerning a 1987 power supply arrangement under the federal Public Utility Regulatory Policies Act (PURPA) between West Penn and the developers of the Washington Power Project.

Currently, the Allegheny Power/West Penn restructuring filing, filed with the PUC on August 1, 1997, contains $330.8 million, present value, of stranded costs for the Washington Power obligation. Those stranded costs have been removed from the filing. West Penn will file with the PUC to recover the buyout and associated legal costs.

"This is good news for our Pennsylvania customers," said Michael P. Morrell, Allegheny Power Senior Vice President and Chief Financial Officer. "This agreement is the result of our substantial efforts to mitigate stranded costs for the benefit of our customers. The lower cost of the buyout will help keep customer rates the lowest in Pennsylvania and among the lowest in the Northeast."

In an effort to protect its customers from higher rates, Allegheny Power had contested PUC changes to the original agreement before the PUC and numerous appellate courts, including the United States Supreme Court. The agreement ends lengthy and expensive litigation for Allegheny Power and the project's developers.


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Allegheny Energy, Inc. is a registered utility holding
company with three electric subsidiaries doing business as Allegheny Power. Allegheny Energy's utility subsidiaries annually provide about 41 billion kilowatt-hours of electricity to approximately 1.4 million customers in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia.


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